EXHIBIT 21.1

Significant Subsidiaries of

 IntriCon Corporation

Subsidiary	Place of Incorporation

IntriCon GmbH	Germany
Vertrieb von Elecktronikteilen

IntriCon UK Limited	United Kingdom

IntriCon, Inc.	Minnesota

IntriCon PTE LTD.	Singapore

PT IntriCon Indonesia	Indonesia

Hearing Help Express, Inc.	Illinois